EXHIBIT 10.1

July 15, 2008

Randy Mason

Dear Randy:

This Letter Agreement, together with Exhibit A (“General Release”) (attached) (collectively, the “Agreement”), reflects our mutual agreement regarding the terms of your employment with American Greetings Corporation (together with its subsidiaries and affiliates referred to as “American Greetings”), as well as the terms of the separation of your employment from American Greetings.

1.        Separation on February 28, 2009. You shall continue full-time employment with American Greetings through February 28, 2009 (the “Separation Date”), upon which date you shall voluntarily resign your employment. Until the Separation Date, you will continue to receive: (i) salary payments at the annual base salary rate you are receiving as of the “Effective Date” of this Agreement (as defined in Section 18 below) (less applicable withholdings and deductions), paid in accordance with American Greetings’ payroll practices in the ordinary course; and (ii) benefits at the level and of the type you are receiving as of the Effective Date. You will be eligible to participate in the American Greetings Key Management Incentive Plan for American Greetings’ fiscal year ending on February 28, 2009, at the Senior Vice President level, at no less than a “Meets Expectations” rating with a 100% payout for purposes of the individual performance component of such Plan, with any incentive earned paid in accordance with the terms and conditions of the Plan.

2.        Separation Prior to the Separation Date. At its sole discretion, American Greetings may terminate your employment for any reason, with or without cause, at any time prior to the Separation Date. If you are terminated prior to the Separation Date for any reason other than for a breach of this Agreement as set forth in Sections 6 and 14 below, you will receive until the Separation Date: (i) salary payments at the annual base salary rate you are receiving as of the Effective Date (less applicable withholdings and deductions), paid in accordance with American Greetings’ payroll practices in the ordinary course; and (ii) benefits at the level and of the type you are receiving as of the Effective Date. You will also remain eligible to participate in the American Greetings Key Management Incentive Plan for American Greetings’ fiscal year ending on February 28, 2009, at the Senior Vice President level, at no less than a “Meets Expectations” rating with a 100% payout for purposes of the individual performance component of such Plan, with

R. Mason Separation Agreement

any incentive earned paid on a pro-rated basis based on: (i) the time you actually worked at American Greetings during the fiscal year ending on February 28, 2009; and (ii) the amount of base salary actually paid to you during the fiscal year ending on February 28, 2009. In addition, you will be entitled to receive all other compensation and benefits described in this Agreement. If you voluntarily resign your employment for any reason, with or without cause, at any time prior to the Separation Date, you will forfeit all remaining compensation and benefits described in this Agreement.

3.        Acknowledgment of Separation. You acknowledge and agree that as of the Separation Date, or upon the date you are separated from employment if earlier than the Separation Date, you will cease to be an employee of American Greetings and that the only benefits you will receive from American Greetings are those described in this Agreement; provided, however, that this Agreement does not waive any benefits you may be eligible to receive under American Greetings’ Supplemental Executive Retirement Plan, any stock option plan or agreement, deferred compensation plan or agreement, or the Retirement Profit Sharing and Savings Plan. You acknowledge and agree that the benefits you will receive under this Agreement are intended by you and American Greetings to supersede all benefits payable to you upon termination of employment described in your Employment Agreement dated March 1, 2001, or any other written or oral agreement, and that as of the Separation Date, your March 1, 2001 Employment Agreement and any other written or oral agreement will no longer have any force and effect. You understand and acknowledge that as of the Separation Date, or upon the close of business on the date you are separated from employment if earlier than the Separation Date, you shall have no authority or permission to hold yourself out as being in any way connected with or interested in the business of American Greetings or any of its subsidiaries and you will have no authority to take any action on behalf of or otherwise bind American Greetings.

4.        Separation Benefits. Subject to the provisions of Sections 6 and 14 of this Agreement, if you sign the General Release in the form attached as Exhibit A, and it becomes effective as explained in Section 19 below, you will receive the following payments and benefits in the manner and time frames described in this Section 4. You acknowledge and agree that certain of the payments and benefits differ from and/or are greater than benefits you would otherwise be eligible to receive upon resignation, absent this Agreement.

a.   Separation Pay. From the Separation Date through February 29, 2012, you will receive salary payments at the annual base salary rate you are receiving as of the Effective Date (less applicable withholdings and deductions), paid in accordance with American Greetings’ payroll practices in the ordinary course. However, because you are considered a specified employee pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), the payments under this Section 4(a) are required to be delayed for a period of six months following your termination of employment (“six-month period”). Therefore, the payment of any amounts due under this Section 4(a) during the first six months following your termination date will be accumulated, held and

R. Mason Separation Agreement

distributed to you on the first day following the end of such six-month period. If you die during the six-month period, Section 7 below will apply.

b.   Health Care. From the Separation Date through March 31, 2012, you (and your spouse and covered dependents if any) will continue to receive medical and prescription drug coverage, concurrently with COBRA, in the plan in which you are enrolled at the Separation Date, at the Senior Vice President active employee payroll deduction rate, as it may be changed from time-to-time. From the end of the COBRA continuation coverage period through March 31, 2012, any reimbursements provided under this Section 4(b) will occur no later than the end of the taxable year following the taxable year in which such expense was incurred. In addition, the amounts eligible for reimbursement or the in-kind benefits provided during any one taxable year under this Section 4(b) may not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year under this Section 4(b).

c.   American Greetings’ Car. You will have continued use of your current American Greetings’ car from the Separation Date through February 29, 2012, at which time you will return the car to American Greetings. American Greetings will continue to make the lease payments and insure the car. If the car lease on your current American Greetings’ car expires prior to February 29, 2012, you will receive monthly payments equal to the amount of the lease payment American Greetings currently pays per month for your American Greetings’ car.

d.   Life Insurance. You will continue your ownership interest in the executive life insurance policy provided by American Greetings in accordance with the terms and conditions of the policy.

e.   Stock Options. Stock options granted to you prior to the Separation Date will continue to both vest and be exercisable through February 29, 2012, as if you were actively employed. All stock options not exercised as of February 29, 2012 will be forfeited. All other terms, conditions and/or restrictions of American Greetings’ stock option plan(s) or agreement are unaffected by this Section 4(e).

5.        Consulting Services. Following the Separation Date, American Greetings may, but has no obligation to, engage you from time to time, at its discretion, to perform consulting services on dates that are mutually agreed upon. American Greetings will pay you $2,000 per day plus expenses for such consulting.

6.        Reasonable Cooperation. You acknowledge and agree that your agreement to fully cooperate with American Greetings with respect to the provisions of this Section 6 in its entirety is a material term of this Agreement. The failure by you to cooperate fully with American Greetings in accordance with the provisions of this Section 6 is a material breach of the terms of this Agreement that will result in the forfeiture of the compensation and benefits described in this Agreement as set forth in Section 14 below.

R. Mason Separation Agreement

a.   Transfer of job responsibilities. As directed by the senior management of American Greetings or its subsidiaries, you shall fully cooperate in transferring to designated American Greetings employees all of your responsibilities and duties with regard to American Greetings’ business operations. You specifically acknowledge and agree that you will use your best efforts before your termination of employment to accomplish the successful transition of all Wal-Mart activities to a new Wal-Mart Team leader who is selected at the sole discretion of American Greetings.

b.   Fiduciary Obligations. You acknowledge and agree that at all times until and through the Separation Date, you will carry out your duties in a manner consistent with and in compliance with all present and future requirements of: (i) applicable federal and state laws and regulations; (ii) American Greetings’ policies and procedures; and (iii) the directives and instructions of American Greetings’ Chief Executive Officer, President and/or American Greetings’ Board of Directors. You acknowledge and fully understand that you have a fiduciary relationship with American Greetings and, as a fiduciary, you are under an obligation to use due care and act in the best interest of American Greetings at all times.

c.   Legal matters. You agree to cooperate with American Greetings and its attorneys as may be reasonably required concerning any past, present or future legal matters that relate to or arise out of your employment with American Greetings, with the understanding that any meetings you are required to attend are scheduled during normal business hours at mutually agreeable times. You acknowledge that you have advised American Greetings’ General Counsel of all facts of which you are aware that constitute or might constitute violations of the American Greetings’ Code of Business Conduct, ethical standards or legal obligations. During your lifetime, American Greetings agrees to reimburse you for any and all reasonable costs and expenses (including but not limited to reasonable attorneys’ fees) you may incur in connection with such cooperation, with such reimbursement to occur no later than the end of the taxable year following the taxable year in which such expense was incurred. In addition, the amounts eligible for reimbursement during any one taxable year under this Section 6(c) may not affect the expenses eligible for reimbursement in any other taxable year under this Section 6(c).

d.   Indemnification. You shall be indemnified for acts and omissions occurring on or prior to the Separation Date to the fullest extent permitted under applicable law. You shall be covered under American Greetings’ directors’ and officers’ liability insurance policies in effect from time to time on the same basis that other former directors and officers are covered for acts and omissions occurring prior to separation.

7.        Death. Notwithstanding anything to the contrary in this Agreement, in the event of your death, American Greetings will pay to your beneficiary all remaining

R. Mason Separation Agreement

compensation and benefits described in this Agreement subject to the terms and conditions set forth herein. Your beneficiary shall be deemed to be the person or persons in the first of the following classes in which there are any survivors of you: (a) your spouse at the time of his death; (b) your issue per stirpes; (c) your parents; and (d) the executor or administrator of your estate.

8.        Confidentiality of this Agreement. You agree to keep confidential all terms of this Agreement that are not in the public domain at the time of your disclosure. You may, however, disclose the terms of this Agreement to your attorneys, accountants, tax advisors, and immediate family members (who must be informed of and agree to be bound by the terms of this paragraph), and any governmental taxing authority. American Greetings reserves the right to disclose the terms of this Agreement to comply with any governmental or regulatory disclosure obligation.

9.        Confidentiality & Non-Disclosure. You acknowledge that you have an obligation of confidence and non-disclosure with respect to any and all confidential information and trade secrets that you acquired during the course of employment with American Greetings. This obligation of confidence and non-disclosure extends to both American Greetings’ information and third-party information held by American Greetings in confidence, and this obligation continues after the Separation Date. You are prohibited from using or disclosing such information. You agree that you will not accept or become employed or retained in any capacity whatsoever by any person or entity where such employment or other capacity requires you to disclose or use confidential information, or where such employment or other capacity will, or may cause or reasonably lead to, the inevitable, necessary or effective disclosure or use of confidential information whether through express, implicit, indirect, intentional or unintentional means. You also agree that you will return to American Greetings any and all American Greetings’ property and information that came into your possession, or which you prepared or helped prepare, in connection with or during your employment. You will not retain any copies of such property or information.

10.        Non-Competition & Non-Solicitation. You acknowledge and agree that from the Separation Date through February 29, 2012, you will not enter into the employment or solicit any American Greetings’ employee to enter into the employment, directly or indirectly or in a consulting or free lance capacity, of any person, firm or corporation in the United States, Canada or Mexico, which designs, manufactures or sells products that are substantially similar in nature to the social expression products designed, manufactured or sold by American Greetings or any of its affiliated entities or subsidiaries; provided, however, that the period referred to above shall lapse on the ninetieth (90th) day after the date that you give written notice to American Greetings that a payment due to you under this Agreement is unpaid and remains unpaid on such ninetieth (90th) day. You agree that you have carefully considered the nature and extent of the restrictions upon you and acknowledge and agree that the same are reasonable in time and geographic limitation, are designed to eliminate competition which would otherwise be unfair to American Greetings, do not stifle your inherent skill and experience, would not operate as a bar to

R. Mason Separation Agreement

your sole means of support, are fully required to protect the legitimate interests of American Greetings and do not confer a benefit upon American Greetings disproportionate to the detriment to you. You also acknowledge and agree that the remedy at law available to American Greetings for breach by you of any of your obligations under Sections 9 and/or 10 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, you acknowledge, consent and agree that, in addition to any other rights or remedies which American Greetings may have at law, in equity or under this Agreement, upon adequate proof of your violation of any provision of Sections 9 and/or 10 of this Agreement, American Greetings will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

11.        Non-Disparagement. You agree not to disparage or denigrate American Greetings or its directors or executive officers orally or in writing. American Greetings agrees not to disparage or denigrate you orally or in writing, and agrees to use its reasonable best efforts to cause its directors and executive officers not to disparage or denigrate you. Notwithstanding this mutual, non-disparagement provision, it shall not be a violation of this Section 11 for any person to make truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law.

12.        No Admission of Liability. This Agreement is not intended to constitute and should not be construed as constituting an admission of fault, wrongdoing or liability by either party, but rather reflects the parties’ desire to fairly and amicably separate your employment, as well as to resolve fairly and amicably any disputes or claims.

13.        Representations & Warranties. You represent and warrant that you have no interest or obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit or impair your performance of any part of this Agreement. You represent that as of the date you have signed this Agreement, you have not filed, directly or indirectly, nor caused to be filed, any Claims (as defined in the General Release) against American Greetings or the Releasees (as defined in the General Release) in any forum, including federal, state or local court or in arbitration, any administrative proceeding with any federal, state or local administrative agency, or American Greetings’ dispute resolution procedure (“Solutions”). You agree that should any administrative or third party pursue any claims on your behalf, you waive your right to any monetary or recovery of any kind.

14.        Breach of Agreement. You agree that in the event you breach any of the terms of this Agreement, you will forfeit the benefits described in this Agreement, plus you will pay any expenses or damages incurred by American Greetings and/or its agents, officers, directors, employees, subsidiaries, divisions, affiliates, successors and assigns as a result of the breach, including reasonable attorneys’ fees.

15        Dispute Resolution. All disputes, claims, or controversies arising out of or in connection with this Agreement, your employment or its termination, including but not limited to those concerning workplace discrimination and all other statutory claims, shall

R. Mason Separation Agreement

exclusively be submitted to and determined by final and binding arbitration before a single arbitrator (“Arbitrator”) of the American Arbitration Association (“AAA”) in accordance with the association’s then current rules for the resolution of employment disputes (“the Rules”). The Arbitrator shall be selected in accordance with the Rules. The parties consent to the authority of the arbitrator, if the arbitrator so determines, to award fees and expenses (including legal fees) to the prevailing party in the arbitration. The following claims are not covered by the parties’ agreement to arbitrate claims under this provision: (i) Claims you may have for workers’ compensation and unemployment compensation benefits; and (ii) claims by either party for injunctive and/or other equitable relief, including without limitation the enforcement of Sections 9 and/or 10, as to which the parties understand and agree that either party may seek and obtain relief from a court of competent jurisdiction. You understand that the benefits set forth in this Agreement and your employment with American Greetings through the Separation Date are consideration for your acceptance of this arbitration provision. In addition, the promises by American Greetings and by you to arbitrate claims, rather than litigate them before courts or other bodies, provide consideration for each other.

16.        Entire Agreement.

a.   This Agreement constitutes the entire understanding between you and American Greetings relating to the subject matter contained herein and this Agreement supersedes any previous agreement(s) that may have been made in connection with your employment with American Greetings. This Agreement may not be changed, modified, or altered without the express written consent of you and a senior officer of American Greetings.

b.   American Greetings failure to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of, or deprive American Greetings of its right thereafter to insist upon strict adherence to that term or any other term of this Agreement. To be effective, any waiver must be in writing and signed by a senior officer of American Greetings.

17.        Governing Law. This Agreement shall be construed in accordance with the laws of the State of Ohio. If any part or section of this Agreement is found to be contrary to law or unenforceable, the remainder shall remain in force and effect. Furthermore, it is expressly understood and agreed that if a final determination is made by a court of law that the time or any other restriction contained in Section 10 above is an unenforceable restriction against you, then the provisions of Section 10 above shall not be rendered void but shall be deemed amended to apply as to such maximum time and to such other maximum extent as such court may determine or indicate to be enforceable. Alternatively, if any such court finds that any restriction contained in Section 10 above is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any other provision of this Agreement.

R. Mason Separation Agreement

18.        Voluntary Agreement.

a.   You acknowledge and agree that (i) you have read and understand each of the provisions of this Letter Agreement; ii) you have consulted with an attorney prior to signing this Letter Agreement; and iii) you have at least 21 calendar days from the date of this Letter Agreement to review and consider your decision to sign it.

b.   Once you sign this Agreement, you have 7 calendar days to revoke it. You may do so by delivering to American Greetings’ Senior Vice President of Human Resources written notice of your revocation within the 7-day revocation period. This Agreement will become effective, valid and binding upon you on the 8th day after you sign it (the “Effective Date”), provided you have not revoked it during the 7-day revocation period.

19.        Voluntary General Release.

a.   You acknowledge and agree that i) you will not sign the General Release attached as Exhibit A to this Letter Agreement until on or after the Separation Date; ii) you are hereby advised to consult with an attorney prior to signing the General Release; and iii) you have at least 21 calendar days from the date of this Letter Agreement to review and consider your decision to sign the General Release.

b.   Once you sign the General Release, you will have 7 calendar days to revoke it. You may do so by delivering to American Greetings’ Senior Vice President of Human Resources written notice of your revocation within the 7-day revocation period. The General Release will become effective on the 8th day after you sign it; provided you have not revoked it during the 7-day revocation period.

20.        Notices. All notices, requests and other communications under this Agreement and the General Release will be in writing (including facsimile or similar writing) to the applicable address (or to such other address as to which notice is give in accordance with this Section 20). Any such notice, request or other communication will be effective only when received by the receiving party.

If to you:	Randy Mason

If to American Greetings:	American Greetings Corporation
ATTN: Senior Vice President of Human Resources
One American Road
Cleveland, OH 44144

21.        Transferability. This Agreement shall be binding upon any successor to

R. Mason Separation Agreement

American Greetings, whether by merger, consolidation, purchase of assets or otherwise. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liability hereunder upon any person or entity, other than the parties hereto and their respective successors and assigns, which in your case will include your heirs and/or your estate.

22.        Counterparts. This Agreement may be executed in counterparts.

23.        Code Section 409A Compliance. It is the intention and purpose of American Greetings and me that this Agreement and all payments and benefits hereunder shall be, at all relevant times, in compliance with (or exempt from) Code Section 409A and all other applicable laws, and this Agreement shall be so interpreted and administered. In addition to the general amendment rights of American Greetings and me with respect to this Agreement, American Greetings shall give good faith consideration to any reasonable request, prospectively or retroactively, I make to amend to this Agreement or any related document as I deem necessary or desirable to more fully address issues in connection with compliance with (or exemption from) Code Section 409A and such other laws. All references to “termination of employment” in this Agreement shall refer to events which constitute a “separation from service” as defined under Code Section 409A.

Signed and Agreed to on behalf of American Greetings Corporation,

/s/Zev Weiss
Zev Weiss, Chief Executive Officer

Attachment: Exhibit A (“General Release”)

cc:	Jeffrey Weiss, President and Chief Operating Officer

Catherine M. Kilbane, Senior Vice President, General Counsel and Secretary

Brian T. McGrath, Senior Vice President, Human Resources

I ACKNOWLEDGE AND AGREE THAT I HAVE BEEN ADVISED THAT THIS AGREEMENT IS A LEGAL DOCUMENT, AND HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT. I ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL PROVISIONS OF THIS AGREEMENT, AND AM VOLUNTARILY AND KNOWINGLY SIGNING THE AGREEMENT.

By:	/s/Randy Mason	Date:	7-15-08
Randy Mason

R. Mason Separation Agreement

EXHIBIT A - GENERAL RELEASE

In exchange for the benefits set forth in the Letter Agreement between American Greetings Corporation (the “Company”) and me dated July     , 2008 (the “Letter Agreement”) and to be provided to me following the Effective Date (as defined below) of this General Release and my execution (without revocation) and delivery of this General Release, I hereby acknowledge, understand and agree as follows:

1.        On behalf of myself, my agents, assignees, attorneys, heirs, executors, and administrators, I hereby release American Greetings Corporation, and its predecessors, successors and assigns, its and their current and former parents, affiliates, subsidiaries, divisions and joint ventures; and all of their current and former officers, directors, employees, and agents, in their capacity as American Greetings Corporation representatives (individually and collectively, the “Releasees”) from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type, including but not limited to those arising out of my employment with the Company (individually and collectively, “Claims”) that I may have by reason of any matter, cause, act or omission. This release applies to Claims that I know about and those I may not know about occurring at any time on or before the date of execution of this General Release.

2.        This General Release includes a release of all rights and Claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the American with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, as well as any other federal, state, or local statute, regulation or common law regarding employment discrimination, termination, retaliation, equal opportunity, or wage and hour. I specifically understand that I am releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national original, citizenship, veteran status, disability and other legally protected categories.

3.        This General Release also includes a release of any Claims for breach of contract, any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefits claims including without limitation Claims concerning salary, bonus, and any award(s) grant(s), or purchase(s) under any equity and incentive compensation plan or program, and separation pay under the Company’s severance policy.

4.        In addition, I am waiving my right to pursue any Claims against the Company and Releasees under any applicable dispute resolution procedure including any arbitration policy.

R. Mason Separation Agreement

5.        I acknowledge that this General Release is intended to include, without limitation, all Claims known or unknown that I have or may have against the Company and Releasees through the Effective Date of this General Release. Notwithstanding anything herein, I expressly reserve and do not release pursuant to this General Release (and the definition of “Claims” will not include): (i) my rights with respect to the enforcement of the Letter Agreement, including the right to receive the benefits and indemnifications specified in the Letter Agreement; (ii) my rights to the vested benefits (included to reimbursement of expenses) I may have, if any, under any American Greetings’ employee benefit plans and programs; (iii) any claim arising after the Effective Date of this General Release; and (iv) any right to indemnification pursuant to paragraph 6(d) of the Letter Agreement to the same extent provided to other senior executives of the Company.

6.        I acknowledge that I have had at least 21 calendar days from the date of delivery of the Letter Agreement to consider the terms of the Letter Agreement and this General Release, that I have been advised to consult with an attorney regarding the terms of this General Release prior to executing it, that I fully understand all of the terms and conditions of this General Release, that I understand that nothing contained herein contains a waiver of claims arising after the date of execution of this General Release, and I am entering into this General Release knowingly, voluntarily and of my own free will. I further understand that my failure to sign this General Release and return such signed General Release to the Senior Vice President of Human Resources, American Greetings Corporation, One American Road, Cleveland, Ohio 44144 by 5:00 p.m. on the 22nd day after the Separation Date will render me ineligible for the benefits described herein in the Agreement.

7.        I understand that once I sign and return this General Release to the Senior Vice President of Human Resources of American Greetings Corporation, I have 7 calendar days to revoke it. I may do so by delivering to the Senior Vice President of Human Resources, American Greetings Corporation, One American Road, Cleveland, Ohio 44144, written notice of my revocation within the 7-day revocation period (the “Revocation Period”). The General Release will become effective on the 8th day after I sign and return it to the Senior Vice President of Human Resources of American Greetings Corporation (“Effective Date”); provided that I have not revoked it during the Revocation Period.

I ACKNOWLEDGE AND AGREE THAT I HAVE BEEN ADVISED THAT THE AGREEMENT IS A LEGAL DOCUMENT, AND HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THE AGREEMENT. I ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL PROVISIONS OF THIS AGREEMENT, AND AM VOLUNTARILY AND KNOWINGLY SIGNING THE AGREEMENT.

By:		Date:
Randy Mason